Exhibit 99.6

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of December 3, 2025 (the “Effective Date”), by and between AMC Entertainment Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, with a principal mailing address of 11500 Ash Street, Leawood, Kansas 66211 (together with any subsidiary that holds Purchased Shares (as defined below), “Seller”), and Sprott Mining, a private corporation organized and existing under the laws of the Province of Ontario, Canada, with a principal address at 1106-7 King Street East, Toronto, Ontario, Canada M5C 3C5 (“Buyer”).

Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Seller is the beneficial and record owner of 2,404,861 shares (the “Shares”) of common stock of Hycroft Mining Holding Corporation (ticker: HYMC), a Delaware corporation (the “Company”).

B. Seller is also the beneficial owner of (i) 2,340,824 common share purchase warrants of the Company (the “Warrants”) issued pursuant to that certain Warrant Agreement dated March 14, 2022, as amended on April 8, 2022 (the “Warrant Agreement”), and (ii)  11,981 shares of common stock of the Company that are issuable upon vesting of certain restricted stock units on or about June 30, 2026 (the “Future Shares”) pursuant to that certain Non-Employee Director Restricted Stock Unit Award between Sean Goodman and the Company dated July 25, 2025 (the “Equity Award Agreement”).

C. Seller desires to sell, assign and transfer, and Buyer desires to purchase and acquire from Seller, all of Seller’s right, title and interest in and to 2,340,824 Shares (the “Purchased Shares”), 13,400,000 Warrants (the “Purchased Warrants”) and the Future Shares (collectively, the “Securities”), on the terms and subject to the conditions set forth in this Agreement.

D. The Parties acknowledge and agree that the purchase and sale of the Securities is being made on a private, negotiated basis and, (x) to the extent applicable, in reliance on the “private agreement exemption” under section 4.2 of National Instrument 62-104 – Take-Over Bids and Issuer Bids (“NI 62-104”), and that the conditions of such exemption are satisfied, including that (i) the transaction is not being made generally available to security holders of the Company and (ii) the purchase price does not exceed 115% of the market price of the Purchased Shares, as defined in NI 62-104 and (y) in a transaction not involving any public offering within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and that the Securities have not been registered under the Securities Act.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. PURCHASE AND SALE OF SECURITIES

1.1 Sale and Transfer of Purchased Shares.

On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Shares, free and clear of any and all Liens (as defined below), other than any restrictions arising under applicable securities laws.

1.2 Purchase Price for Purchased Shares.

The purchase price for the Purchased Shares shall be US$10.30 per Share, for an aggregate purchase price of US$24,110,487.20 (the “Purchase Price”).

1.3 Transfer of Purchased Warrants.

On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to acquire from Seller, all of Seller’s right, title and interest in and to the Purchased Warrants, free and clear of any and all Liens (other than any restrictions arising under the Warrant Agreement or applicable securities laws), for no additional consideration (it being acknowledged that the Purchased Warrants are being transferred as part of the overall commercial arrangement between the Parties).

1.4 Transfer of Future Shares.

(a) On the terms and subject to the conditions set forth in this Agreement, Seller hereby irrevocably assigns to Buyer all of Seller’s right, title and interest, if any, in and to the Future Shares (and any related rights under the Equity Award Agreement to receive the Future Shares upon vesting), free and clear of any and all Liens, other than any restrictions arising under the Equity Award Agreement and applicable securities laws.

(b) Seller shall, contemporaneously with the execution of this Agreement (or as soon as reasonably practicable thereafter), execute and deliver to Buyer, and if required, to the Company, such notices, instructions, assignments and other documents as may be required under the Equity Award Agreement or reasonably requested by Buyer to cause the Future Shares, when and if they vest and are issued in accordance with the terms of the Equity Award Agreement, to be issued and delivered directly to Buyer (or as Buyer may direct in writing), for no additional consideration.

(c) The Parties acknowledge that the issuance of the Future Shares remains subject to the terms and conditions of the Equity Award Agreement, including any applicable service or other vesting conditions, and that Buyer shall bear the risk that any or all of the Future Shares may not ultimately vest or be issued in accordance with such terms, except to the extent such failure is caused by a breach by Seller of this Agreement or the Equity Award Agreement. For the avoidance of doubt, Seller, its employees, and its affiliates shall have no obligation to perform any work, provide any services, or otherwise take any action for the Company in connection with the vesting or issuance of the Future Shares.

1.5 Payment of Purchase Price.

The Purchase Price shall be paid by Buyer to Seller in full in immediately available funds at the Closing (as defined below) by wire transfer to an account designated in writing by Seller to Buyer prior to the Closing Date.

2. CLOSING

2.1 Closing.

Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the Effective Date, or on such other date and at such other time as the Parties may agree in writing (the “Closing Date”).

2.2 Seller’s Deliveries.

At or prior to the Closing, Seller shall deliver or cause to be delivered:

(a) Purchased Shares.

Evidence reasonably satisfactory to Buyer of the transfer of the Purchased Shares to Buyer (or its custodian or nominee) via book-entry transfer through the Company’s transfer agent, or such other customary evidence of transfer as the Parties may agree, together with any stock certificates representing the Purchased Shares, if applicable, duly endorsed for transfer or accompanied by duly executed stock powers;

(b) Purchased Warrants.

To the warrant agent, one or more duly executed instruments of assignment or transfer of the Purchased Warrants, in form and substance reasonably satisfactory to Buyer and, if required under the Warrant Agreement, countersigned, consented to or acknowledged by the Company or the warrant agent;

(c) Future Shares / Equity Awards.

One or more assignment, instruction and/or consent letters and any other documents reasonably required to effect the assignment of rights in respect of the Future Shares and to cause the Future Shares, when and if issued, to be issued and delivered to Buyer (or as Buyer may direct);

(d) Other Documents.

Such other instruments, certificates and documents as Buyer may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

2.3 Buyer’s Deliveries.

At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) Purchase Price.

The Purchase Price, by wire transfer of immediately available funds in accordance with Section 1.5;

(b) Other Documents.

Such other instruments, certificates and documents as Seller may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

2.4 Conditions to Closing.

(a) The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Buyer) of the following conditions as of the Closing:

(i) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date (or, to the extent expressly stated to be made as of a specified date, as of such date);

(ii) Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing; and

(iii) no Law or order of any Governmental Authority shall be in effect that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

(b) The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller) of the following conditions as of the Closing:

(i) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date (or, to the extent expressly stated to be made as of a specified date, as of such date);

(ii) Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing; and

(iii) no Law or order of any Governmental Authority shall be in effect that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the Effective Date and as of the Closing Date, as follows:

3.1 Organization; Authority.

Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

3.2 Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity.

3.3 Title to Securities.

(a) Seller is the sole beneficial and record owner of the Purchased Shares and the Purchased Warrants, and is the holder of the rights in respect of the Future Shares as described in the Equity Award Agreement.

(b) The Securities are owned by Seller and will be delivered free and clear of all Liens, other than restrictions arising under applicable securities Laws and the terms of the Equity Award Agreement and the Warrant Agreement.

(c) Upon delivery of the Securities to Buyer at the Closing in accordance with this Agreement, Buyer will acquire good and valid title to the Securities, free and clear of all Liens, other than restrictions arising under applicable securities Laws and the terms of the Equity Award Agreement and the Warrant Agreement.

3.4 Valid Issuance.

To the knowledge of Seller:

(a) The Purchased Shares have been duly authorized and validly issued by the Company and are fully paid and non-assessable.

(b) The Purchased Warrants have been duly authorized and validly issued and constitute valid and binding obligations of the Company enforceable in accordance with their terms (subject to applicable bankruptcy and similar Laws and general principles of equity), and the shares of common stock of the Company issuable upon exercise of the Purchased Warrants have been duly authorized and, when issued in accordance with the terms of the Purchased Warrants, will be validly issued, fully paid and non-assessable.

(c) The Equity Award Agreement pursuant to which the Future Shares may be issued are valid and binding obligations of the Company and the holder party thereto, enforceable in accordance with their terms (subject to applicable bankruptcy and similar Laws and general principles of equity).

3.5 No Conflicts; Consents.

The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(a) violate any provision of the organizational documents of Seller;

(b) violate any Law or order of any Governmental Authority applicable to Seller or, to Seller’s knowledge, the Securities; or

(c) conflict with, result in a breach of, constitute a default under, or give rise to any right of termination, acceleration or cancellation under, any material contract or agreement to which Seller is a party or by which Seller or, to Seller’s knowledge, the Securities, are bound;

except, in the case of clauses (b) and (c), for such violations, conflicts, breaches, defaults or rights that would not, individually or in the aggregate, reasonably be expected to materially impair Seller’s ability to perform its obligations under this Agreement.

No consent, approval, authorization or order of, or registration or filing with, any Governmental Authority is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than any filings required under U.S. federal or state or Canadian securities Laws, each of which shall be the responsibility of the applicable Party as set forth in Section 5.1.

3.6 Securities Law Matters.

(a) To the Seller’s knowledge, the Securities were not issued to Seller in violation of any applicable U.S. federal or state or Canadian securities Laws.

(b) Assuming the accuracy of the representations made by Buyer, the sale and transfer of the Securities by Seller to Buyer pursuant to this Agreement do not require registration under the Securities Act, and are being made in a transaction exempt from such registration requirements.

3.7 Brokers and Finders.

No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the Effective Date and as of the Closing Date, as follows:

4.1 Organization; Authority.

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario, Canada, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

4.2 Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity.

4.3 Investment; Sophistication.

Buyer is acquiring the Securities for its own account and not with a view to any distribution thereof in violation of applicable securities Laws. Buyer is an “accredited investor” (or equivalent) under applicable securities Laws, has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of this investment, and has independently made its own analysis and decision to enter into this Agreement and acquire the Securities. Buyer understands that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act. Buyer understands that the Securities may not be resold, transferred, pledged or otherwise disposed of by Buyer absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates representing the Securities shall contain a legend to such effect.

4.4 No Conflicts; Consents.

The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(a) violate any provision of the organizational documents of Buyer;

(b) violate any Law or order of any Governmental Authority applicable to Buyer; or

(c) conflict with, result in a breach of, constitute a default under, or give rise to any right of termination, acceleration or cancellation under, any material contract or agreement to which Buyer is a party or by which Buyer is bound;

except, in the case of clauses (b) and (c), for such violations, conflicts, breaches, defaults or rights that would not, individually or in the aggregate, reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement.

No consent, approval, authorization or order of, or registration or filing with, any Governmental Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than any filings required under U.S. federal or state or Canadian securities Laws, each of which shall be the responsibility of Buyer as set forth in Section 5.1.

4.5 Section 16 Status.

Buyer acknowledges that it is, and following the Closing will continue to be, a person subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Company’s equity securities, and Buyer is solely responsible for compliance with all reporting and other obligations applicable to it under Section 16 and other applicable securities Laws in connection with the acquisition of the Securities.

4.6 Brokers and Finders.

No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.7 Adequacy of Financing.

The Buyer has available to it sufficient funds to satisfy its obligations under this Agreement.

5. COVENANTS

5.1 Regulatory Filings; Cooperation.

(a) Each Party shall be responsible for making any filings or reports with any Governmental Authority that are required to be made by such Party under applicable U.S. or Canadian securities Laws (including, as applicable, any early warning reports, insider reports, Form 4 or other Section 16 filings under the Exchange Act, and any Schedule 13D or 13G filings) in connection with the transactions contemplated by this Agreement.

(b) Each Party shall, upon reasonable request of the other Party, provide such information and reasonable cooperation (including confirmations of trade details, dates and consideration paid) as may be necessary or desirable to enable the requesting Party to prepare and timely file any such required filings or reports.

5.2 Conduct Pending Closing.

From and after the Effective Date until the earlier of the Closing or the termination of this Agreement, Seller shall not sell, assign, transfer, grant any option with respect to, or otherwise dispose of, or place any Lien upon, any of the Securities, other than pursuant to this Agreement.

5.3 Further Assurances.

Following the Closing, each Party shall, at its own expense and upon the reasonable request of the other Party, execute and deliver such additional documents and instruments and take such further actions as may be reasonably necessary to give effect to and carry out the intent of this Agreement, including, without limitation, any additional instructions, notices or other writings required by the Company, the warrant agent or any transfer agent or registrar in order to reflect Buyer as the beneficial and/or record owner of the Securities.

6. SURVIVAL; INDEMNIFICATION

6.1 Survival.

The representations and warranties of the Parties contained in this Agreement shall survive the Closing and remain in full force and effect for the maximum period permitted by applicable Law. The covenants and agreements of the Parties contained in this Agreement that by their terms contemplate performance after the Closing shall survive the Closing in accordance with their respective terms.

6.2 Indemnification by Seller.

Seller shall indemnify, defend and hold harmless Buyer and its affiliates and their respective directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of, resulting from or relating to (a) any breach of any representation or warranty of Seller contained in this Agreement, or (b) any breach or failure by Seller to perform any of its covenants or obligations contained in this Agreement.

6.3 Indemnification by Buyer.

Buyer shall indemnify, defend and hold harmless Seller and its affiliates and their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of, resulting from or relating to (a) any breach of any representation or warranty of Buyer contained in this Agreement, or (b) any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement.

6.4 Procedures.

If any claim or demand is asserted against an indemnified Party that could give rise to a claim for indemnification under this Agreement, the indemnified Party shall promptly notify the indemnifying Party in writing of such claim (provided that any failure to provide such notice shall not relieve the indemnifying Party of its obligations hereunder except to the extent it is materially prejudiced thereby) and shall permit the indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Party. The indemnified Party shall have the right to participate in such defense with counsel of its own choosing at its own expense. No indemnifying Party shall settle any such claim without the prior written consent of the indemnified Party if such settlement (a) does not include a full and unconditional release of the indemnified Party from all liability arising out of such claim, or (b) imposes any injunction or other equitable relief upon the indemnified Party.

7. MISCELLANEOUS

7.1 Governing Law.

This Agreement, and any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions that would require the application of the Laws of any other jurisdiction.

7.2 Dispute Resolution; Arbitration.

Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be finally resolved by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. The seat of arbitration shall be Las Vegas, Nevada. The arbitration shall be conducted by a panel of three (3) arbitrators. Judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction. Nothing in this Section shall prevent either Party from seeking provisional or interim relief in any court of competent jurisdiction to protect its rights pending the outcome of arbitration.

7.3 Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) one (1) Business Day after being sent by reputable overnight courier, or (c) when sent by email (with confirmation of transmission), in each case to the addresses or email addresses set forth below (or to such other address or email address as a Party may designate by written notice in accordance with this Section):

If to Seller:
AMC Entertainment Holdings, Inc.
11500 Ash Street
Leawood, Kansas 66211
Attention: General Counsel
Email: 0411-Legal@amctheatres.com

If to Buyer:
Sprott Mining
1106-7 King Street East
Toronto, Ontario, Canada M5C 3C5
Attention: Jeff Kennedy
Email: jkennedy@ericsprott.com

7.4 Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, understandings and agreements, whether written or oral, with respect to such subject matter.

7.5 Amendments; Waivers.

This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each of the Parties. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party granting such waiver. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver.

7.6 Assignment; Successors and Assigns.

Neither Party may assign this Agreement or any of its rights or obligations hereunder, whether by operation of Law or otherwise, without the prior written consent of the other Party; provided, however, that Buyer may assign its rights (but not its obligations) under this Agreement, in whole or in part, to one or more of its affiliates without the consent of Seller. Any attempted assignment in violation of this Section shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

7.7 No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

7.8 Severability.

If any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the Parties shall negotiate in good faith a substitute provision that most nearly reflects the Parties’ original intent.

7.9 Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Signatures delivered by electronic means (including .pdf or other electronic transmission) shall be deemed to be original signatures for all purposes.

[signature on following page]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date first written above.

SELLER:
AMC Entertainment Holdings, Inc.

By:	/s/ Sean D. Goodman
Name: Sean D. Goodman
Title: Executive Vice President & CFO

BUYER:
Sprott Mining

By:	/s/ Eric Sprott
Name: Eric Sprott
Title: President